                                                                   EXHIBIT 10.2


                             [HOMESTORE LETTERHEAD]


October 7, 2002

Mr. Allan Dalton
Franklin Lakes, NJ  07417

Dear Allan:


On behalf of Homestore, Inc., it is with great pleasure that I extend to you our offer of employment. The specifics of this offer are as follows:


JOB TITLE:                   President, Realtor.com

START DATE:                  October 7, 2002

ANNUAL SALARY:               $325,000

MAXIMUM BONUS (TARGET)       $325,000

MAXIMUM BONUS (ABOVE         $325,000

PLAN ACHIEVEMENT)

STOCK OPTIONS:               A stock option grant of 1,200,000 options, with
                             grant date and vesting schedules as described below

VACATION:                    Four Weeks (20 days) per anniversary year

EMPLOYMENT STATUS:           Exempt, Regular-Full Time Employee


You will be eligible for an annual bonus with a "target" bonus of 100 percent of your annual base salary, subject to achievement of certain goals and objectives, with the ability to earn a bonus of up to 200 percent of your annual base salary, subject to exceeding such goals and objectives. Your "target bonus" is defined as 100% of your annual base salary as of the date hereof, which is $325,000.00. With respect to 2002, the amount of any bonus earned will be prorated based on the portion of the year remaining on your start date. Your prorated target bonus for 2002 and the first three quarters of 2003 equal to 100% of your salary will be guaranteed, payable 50% on your start date and 50% on December 31, 2002.

As President of Realtor.com, you will have dual reporting responsibilities. You will report to the CEO of Homestore for overall direction, strategy, performance evaluation and administration of compensation. To ensure the Company leverages its investments, expenses and revenue opportunities to achieve optimal corporate performance, all profit centers at Homestore report to the COO who is accountable to the CEO and Board of Directors of Homestore for the total Line of Business financial performance of the Company. Since you will manage significant profit centers for the Company, you will be accountable to the COO for purposes of achieving the leverage goals of the Company.

Upon commencement of your employment and subject to Board of Directors approval, you will receive a grant of 1,200,000 stock options in Homestore, Inc. The Board, at their next scheduled meeting following your date of hire, will set the option price at the fair market value. The options will vest according to a schedule whereby 250,000 options vest on the date you join the Company and the remaining 950,000 options will vest monthly at a rate of 1/48th of the shares per month on the first day of each month beginning with November 1, 2002. Options expire 10 years after the grant date or one year after termination, whichever comes earlier.

You will be reimbursed for your reasonable expenses incurred on behalf of Homestore upon providing appropriate documentation in accordance with Homestore policies, which expenses will include air travel and other transportation expenses, hotel accommodations, and telecommunications expenses (including fixed, mobile and Internet connections).

You will be reimbursed for reasonable expenses associated with your relocation to Westlake Village. This includes taxes and tax gross-up amounts associated with payments made to relocate you to Westlake Village. The Company is very interested in facilitating your timely relocation and settling you and your family in a permanent residence in Westlake Village. Accordingly, at your request, the Company will purchase your house at its appraised value. The company will pay for approximately $10-15,000 of fixup expenses of your New Jersey house to eliminate certain facilities accommodating the medical needs of your family. Also, you will be terminating a twelve month lease of approximately $4700/month on an apartment in Boston. The Company will reimburse you for the difference in sublease payments you arrange and your actual remaining lease payments on the apartment.

If you accept this offer of employment, you will be scheduled for a new employee orientation session during your first month of employment to introduce you to Homestore employee benefits and policies.

As a regular, full-time employee, you will be eligible for the group health, disability and life insurance and other fringe benefits that are made available by Homestore to other similarly situated employees pursuant to the terms and conditions set forth in the applicable benefit plans and policies. Further details will be discussed with and provided to you on your first day of employment.

On your first day of work, new hire documents will be completed to assure that there is no delay in the processing of your paycheck. In accordance with federal law, you will be required to provide documentation to Human Resources within 72 hours of your commencement of employment verifying your employment eligibility. Additionally, you will be required to sign Homestore's Confidentiality Agreement (a copy of which is attached to this letter).

We are very pleased to extend this offer to you. I join the rest of the Homestore team in looking forward to working with you, and know that our success will be even greater with you aboard.

Accompanying this letter is an Executive Retention and Severance Agreement. Please indicate your acceptance of this offer by signing and returning the Executive Retention and Severance Agreement and the original letter to me.


Sincerely,

/s/ W. Michael Long

W. Michael Long
Chief Executive Officer


I HAVE READ AND UNDERSTAND THE TERMS OF THIS OFFER AND CONSENT TO ALL OF THE TERMS AND PROVISIONS CONTAINED HEREIN.



NAME /s/ Allan Dalton                          DATE October 7, 2002
     ---------------------------                    ---------------------------
         ALLAN DALTON